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                                                                Exhibit 4(aaaaa)

                                  AMENDMENT TO

                               JANUS ASPEN SERIES

                             SUB-ADVISORY AGREEMENT

                 JANUS ASPEN INTECH RISK-MANAGED CORE PORTFOLIO

     THIS AMENDMENT is made this 1st day of January, 2008, between JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("Janus"), and ENHANCED INVESTMENT TECHNOLOGIES, LLC, a Delaware limited liability company ("INTECH").

                                   WITNESSETH

     WHEREAS, Janus and INTECH are parties to a Sub-Advisory Agreement on behalf of Janus Aspen INTECH Risk-Managed Core Portfolio (the "Fund"), a series of Janus Aspen Series (the "Trust"), dated July 1, 2004, and amended January 1, 2006 and May 1, 2006 (the "Agreement");

     WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

     WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval by (i) a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of the Trust or Janus, INTECH or their affiliates, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act); and

     WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

     1. Section 4 of the Agreement shall be deleted in its entirety and replaced with the following:

          "4. Compensation. Janus shall pay to INTECH for its services under this Agreement a fee equal to 50% of the advisory fee payable to Janus from the Fund (net of any performance fee adjustment). Fees paid to INTECH shall be computed and accrued daily and payable monthly as of the last day of each month during which or part of which this Agreement is in effect. For the month during which this Agreement becomes effective and the month during which it

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     terminates, however, there shall be an appropriate proration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective."

     2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

     3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

                                        JANUS CAPITAL MANAGEMENT LLC


                                        By: /s/ Gregory A. Frost
                                            ------------------------------------
                                        Name: Gregory A. Frost
                                        Title: Executive Vice President and
                                               Chief Financial Officer


                                        ENHANCED INVESTMENT TECHNOLOGIES, LLC


                                        By: /s/ Justin B. Wright
                                            ------------------------------------
                                        Name: Justin B. Wright
                                              ----------------------------------
                                        Title: V.P. & General Counsel
                                               ---------------------------------